Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Methanex Corporation

We consent to the use of our report dated March 7, 2025 on the consolidated financial statements of Methanex Corporation, which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes, and our report dated March 7, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, which are incorporated by reference herein in this Registration Statement on Form F-10 dated June 27, 2025 of Methanex Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

June 27, 2025

Vancouver, Canada